 Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 filed pursuant to Rule 462(b) of our report dated May 19, 2014, relating to the Statement of Assets and Liabilities at May 8, 2014 of Duff & Phelps Select Energy MLP Fund Inc. appearing in the Statement of Additional Information within the Registration Statement on Form N-2. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information within the Registration Statement on Form N-2.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 25, 2014